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                                                                      EXHIBIT 99

[WILLIAMS LOGO]

OCTOBER 30, 2002

             WILLIAMS COMPLETES DIVESTITURE OF INTEREST IN ALLIANCE
                           PIPELINE FOR $173 MILLION

TULSA, OKLA. -- Williams (NYSE:WMB) announced today that it has completed the sale of its ownership interest in the Canadian and United States segments of the Alliance pipeline to Enbridge Inc. and Fort Chicago Energy Partners L.P. Williams has received cash proceeds of $173 million.

A unit of Williams' gas pipelines business owned a 14.6 percent interest in the 1,900-mile Alliance pipeline, which transports natural gas from western Canada to the Chicago area. Williams retained its interest in the Aux Sable natural gas liquids plant, which processes all gas transported on the Alliance pipeline.

Williams is the nation's second largest interstate natural gas pipeline operator. Williams' subsidiaries wholly own and operate 20,400 miles of interstate natural gas pipeline, comprised of the Transco, Northwest and Texas Gas systems.

ABOUT WILLIAMS (NYSE:WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
  Chris Stockton       Williams Media Relations       713-215-2010    christopher.l.stockton@williams.com
  Richard George      Williams Investor Relations     918-573-3679    richard.george@williams.com
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